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                                                                    EXHIBIT 4.27



[CLIFFORD CHANCE LOGO]                             LIMITED LIABILITY PARTNERSHIP
                                                                  CONFORMED COPY

                             MARCONI CORPORATION PLC

                                   MARCONI PLC

                                  HSBC BANK PLC

                                BARCLAYS BANK PLC

                     SALOMON BROTHERS INTERNATIONAL LIMITED

                                     UBS AG

                         BEDELL CRISTIN TRUSTEES LIMITED

         --------------------------------------------------------------

                            ESOP SETTLEMENT AGREEMENT

         --------------------------------------------------------------

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                                    CONTENTS

CLAUSE                                                                  PAGE
1.     Definitions And Interpretation.............................        2

2.     Settlement Payment.........................................        4

3.     Release Of Claims And Assignment...........................        5

4.     Terms Of Escrow Agreements.................................        8

5.     No Action Or Proceedings...................................        9

6.     Excluded Claims............................................       11

7.     Support For Restructuring..................................       12

8.     Without Prejudice Provisions...............................       13

9.     No Representations.........................................       13

10.    Notices....................................................       13

11.    Announcements..............................................       14

12.    Specific Performance.......................................       14

13.    Further Assurance..........................................       14

14.    Remedies and Partial Invalidity............................       14

15.    Rights of Third Parties....................................       15

16.    Assignment.................................................       15

17.    Amendment..................................................       15

18.    Counterparts...............................................       15

19.    Governing Law and Jurisdiction.............................       15

SCHEDULE 1........................................................       16

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THIS AGREEMENT is made on 26 March 2003

BETWEEN:

(1) MARCONI CORPORATION PLC, a company incorporated in England and Wales (registered number 67307), whose registered office is at New Century Park, Box 53, Coventry, Warwickshire, CV1 3HJ (the "COMPANY");

(2) MARCONI PLC, a company incorporated in England and Wales (registered number 3846429), whose registered office is at New Century Park, Box 53, Coventry, Warwickshire, CV3 1HJ ("PLC");

(3)      HSBC BANK PLC ("HSBC") in its capacities as (i) agent for the Banks,
         (ii) trustee under the Security Documents and (iii) escrow agent under the ESOP Escrow Agreement;

(4) BARCLAYS BANK PLC ("BARCLAYS"), SALOMON BROTHERS INTERNATIONAL LIMITED ("SALOMON") and UBS AG ("UBS") as swap banks (together, in this capacity, the "SETTLING ESOP BANKS"); and

(5)      BEDELL CRISTIN TRUSTEES LIMITED as Trustee of the MET ("BCT").

RECITALS

(A) The MET was established by a trust deed entered into between PLC and BCT in 1999 for the purposes of, inter alia, operating the ESOP to provide incentive arrangements over PLC shares to employees of the Opcos. Arrangements have been made whereby employees of certain Opcos are entitled to call for PLC shares at specified exercise prices.

(B) The Settling ESOP Banks have entered into the ESOP Swap Transactions to hedge the exposure of BCT against an increase in the price of PLC shares in relation to future calls for shares by employees under the ESOP. PLC has guaranteed the obligations of BCT under the ESOP Swap Transactions.

(C) From December 1999, a series of letter agreements were and/or may have been entered into by PLC and certain of the Opcos. The terms of each Funding Letter provided that the Opco that was a party to it would bear the costs of its employees' participation in the ESOP, including without limitation (i) costs incurred through acquiring PLC shares in the market and holding them pending transfer to employees entitled to them and (ii) costs associated with a derivative or similar instrument enabling the MET to acquire PLC shares to satisfy employees' entitlements, and the relevant Opco agreed to pay to the MET or otherwise as PLC requested such amounts as requested by PLC from time to time.

(D) The Company (acting at the request of PLC) advanced by way of limited recourse loans an aggregate sum of approximately L215 million to BCT as a result of UBS and Salomon having made cash calls under their ESOP Swap Transactions.

(E) As a result of the fall in the price of the PLC shares, the aggregate exposure of BCT to Barclays, Salomon and UBS (net of cash collateral paid to Salomon and UBS), under the

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         ESOP Swap Transactions was stated to be approximately L160 million as at 31 March 2002, subject always to the limited recourse provisions of the ESOP Swap Transactions as against BCT.

(F) Certain of the parties have entered into certain escrow arrangements under which cash has or may be set aside pending agreement between the relevant parties, or a formal determination by the Court or otherwise in accordance with those arrangements, of such parties' entitlement (if any) to the funds held or to be held in escrow. The arrangements further provide for the terms on which the escrow funds are and may be held and provide for a framework for resolving such parties' entitlement (if any) to the escrow funds.

(G) The parties have now agreed the terms upon which the Settling ESOP Banks will relinquish their claims arising out of the ESOP Contracts and the PLC Guarantees, and the terms under which PLC will relinquish its claims under the Funding Letters.

         IT IS AGREED as follows:

1.       DEFINITIONS AND INTERPRETATION

1.1      In this Agreement:

         "ANY COMPANY SCHEME" means any scheme of arrangement under Section 425 of the Act of certain liabilities of the Company;

         "ANY PLC SCHEME" means any scheme of arrangement under Section 425 of the Act of certain liabilities of PLC;

         "BUSINESS DAY" means any day other than a Saturday or Sunday on which commercial banks are open for business in London;

         "CITIBANK" means Citibank N.A.;

         "COMPANY LOANS" means the modification of the Letter Agreement to govern all additional advances by the Company to BCT under the Letter Agreement;

         "ESOP CONTRACTS" means in relation to any Settling ESOP Bank, the ESOP Swap Master and the related ESOP Transactions between BCT and that Settling ESOP Bank and the UBS Termination Letter (it being acknowledged by BCT, UBS and PLC that, in accordance with the UBS Termination Letter, the Equity Derivative Transaction (as defined in the UBS Termination Letter) has been terminated and, therefore, the rights of BCT, PLC and UBS in this connection are governed by the UBS Termination Letter save as expressly provided at clause 5.6 of this Agreement);

         "ESOP ESCROW AGREEMENT" means the ESOP Escrow Agreement made between the Company, PLC, HSBC and Barclays dated 13 December 2002;

         "FINANCE DOCUMENTS" means (a) the Credit Agreement, (b) the documents relating to the Bilateral Facilities, (c) the documents relating to or constituting the Company's Guarantees, (d) the PLC Guarantee and (e) the ESOP Contracts, but for the avoidance of doubt shall not mean the Bonds or any guarantee in relation to the Bonds;

                                     - 2 -

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         "INSOLVENCY PRACTITIONER" means the administrator, liquidator or other office holder of PLC appointed in relation to the insolvency of PLC;

         "ISRAELI ESCROW AGREEMENT" means the escrow agreement dated 21 October 2002 entered into between the Company, PLC, HSBC, Barclays, BCT and Allen & Overy;

         "LETTER AGREEMENT" means the agreement between the Company and BCT dated 21 February 2001;

         "LITIGATION" means claim No. 2002 Folio 401 in the High Court in England between Salomon, as claimant, and PLC, as defendant;

         "LOCK-IN AGREEMENTS" means, in relation to Barclays, the Restructuring Undertaking Agreement and, in relation to each of UBS and Salomon/Citibank, the agreements entered into on or about the date of this Agreement between PLC, the Company and UBS or Salomon and Citibank respectively;

         "PERMITTED SALES" means any sales or disposals of Opcos by a Marconi Group Company after the date of this Agreement PROVIDED the net proceeds of such sale(s) or disposal(s) received by the Marconi Group do not, in aggregate, exceed L100 million. For the avoidance of doubt, the proceeds generated by way of the proposed capital reduction of Ultramast Limited shall be excluded from the L100 million threshold for the purposes of this definition;

         "PLC ESOP RELEASE DEED" means the deed of release to be executed by PLC and delivered to each Opco in the form attached to the Scheme Implementation Deed;

         "RESTRUCTURING UNDERTAKING AGREEMENT" means the agreement dated 13 December 2002 entered into between PLC, the Company and Barclays (as amended from time to time);

         "SCHEME IMPLEMENTATION DEED" means the deed containing arrangements intended to facilitate the implementation of the Schemes to be entered into between, inter alia, PLC, the Company, E.A. Continental Limited, Ancrane Limited and Marconi Nominees Limited;

         "SETTLEMENT EFFECTIVE DATE" means the date when an office copy of the Order of the High Court sanctioning Any Company Scheme is delivered to the Registrar of Companies for registration as required by Section 425 of the Act PROVIDED such date is on or before 31 December 2003;

         "SETTLEMENT PAYMENT" means:

         (i)      in respect of Barclays,L29,252,032.96 (the "BARCLAYS
                  SETTLEMENT");

         (ii)     in respect of Salomon,L3,439,312.79 (the "SALOMON
                  SETTLEMENT");

         (iii)    in respect of UBS,L2,308,654.25;

         "SINGAPOREAN ESCROW AGREEMENT" means the escrow agreement dated 12 November 2002 entered into between the Company, PLC, Metapath Software International Limited ("METAPATH"), HSBC, Barclays, BCT and Allen & Overy; and

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         "UBS TERMINATION LETTER" shall mean the letter agreement dated 6
         December 2002 entered into between PLC, BCT and UBS.

1.2 Words and expressions not defined in this Agreement shall, unless otherwise specified in this Agreement, have the meanings given (or included by cross reference) in the ESOP Escrow Agreement as at the date of this Agreement (and not as may subsequently be varied).

1.3 The obligations of each Settling ESOP Bank under this Agreement are several. Failure by a Settling ESOP Bank to perform its obligations under this Agreement does not affect the obligations of any other party under this Agreement. No Settling ESOP Bank is responsible for the obligations of any other Settling ESOP Bank under this Agreement.

2.       SETTLEMENT PAYMENT

2.1 Subject to clause 2.4, on the Settlement Effective Date, the Company will immediately pay to each Settling ESOP Bank its respective Settlement Payment (and interest shall accrue on any outstanding amount at the Interest Rate from (but not including) the Settlement Effective Date to (and including) the date on which the relevant Settlement Payment together with all interest thereon is made) in full and final settlement of all and any of that Settling ESOP Bank's claims under or in connection with the ESOP Contracts, the PLC Guarantees and the Funding Letters.

2.2 In the event the Barclays Settlement (with all interest thereon (if any)) is received by Barclays pursuant to clause 2.1, the Company shall not be required to make the payment contemplated by clause 3.1 of the ESOP Escrow Agreement.

2.3 All payments of monies by the Company pursuant to this Agreement shall be made by electronic transfer of funds for same day value to the following accounts:

         2.3.1    For payments to Barclays:

                  Bank:                     Barclays Bank plc

                  Account no.:              10363782

                  Sort Code:                20-00-00

                  SWIFT:                    BARCGB22

                  Reference:                Marconi ESOP

         2.3.2    For payments to Salomon:

                  Bank:                     Chase Manhattan Bank. London

                  Account no.:              11089117

                  Sort Code:                60-92-42

                  SWIFT:                    CHAS GB 2L

                  Reference:                Marconi ESOP/IRM

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         2.3.3    For payments to UBS:

                  Account no.:              N/A

                  Sort Code:                DIRECT via UK Clearing
                                            23-23-23

                  SWIFT:                    N/A

                  Reference:                For further credit: OTC Equity Swaps

2.4 In the event any Settling ESOP Bank receives a distribution pursuant to an insolvency proceeding in relation to PLC in respect of any of its claims, causes or rights of action or proceedings to be released pursuant to paragraphs (a), (b) or (c) of clause 3.1.2 (a "PLC DISTRIBUTION"):

         2.4.1 before the date on which that Settling ESOP Bank receives its respective payment under clause 2.1 (the "PAYMENT DATE"), that Settling ESOP Bank's Settlement Payment shall be reduced by the amount of any PLC Distribution received by such Settling ESOP Bank prior to the Payment Date; and

         2.4.2 after the Payment Date, that Settling ESOP Bank shall immediately pay any PLC Distribution received by such Settling ESOP Bank on or after the Payment Date to the Company by transfer of funds for same day value to an account nominated by the Company (and interest shall accrue on any outstanding amount at the Interest Rate from (but not including) the date which is two Business Days after the date on which the Settling ESOP Bank received the PLC Distribution to (and including) the date on which the Settling ESOP Bank pays the PLC Distribution (together with all interest thereon (if any)) to the Company).

3.       RELEASE OF CLAIMS AND ASSIGNMENT

3.1 With effect from the date on which all the Settling ESOP Banks receive all Settlement Payments (with all interest thereon (if any)) in accordance with clause 2.1:

         3.1.1 PLC shall, by means of the PLC ESOP Release Deed, unconditionally and irrevocably release all of its claims, causes or rights of action or proceedings whether at law or in equity in any jurisdiction whatsoever, whether known or unknown to the parties, whether or not presently known to the law and whether arising before, on or after the date of this Agreement against each Opco to the extent that they relate to
                  (a) all or any of the ESOP Contracts and/or (b) the Funding Letters and shall waive all past, present or future rights it may have against each Opco in connection with the same;

         3.1.2 each Settling ESOP Bank hereby unconditionally and irrevocably releases all of its claims, causes or rights of action or proceedings whether at law or in equity in any jurisdiction whatsoever, whether known or unknown to the parties, whether or not presently known to the law and whether arising before, on or after the date of this Agreement (whether directly or indirectly through BCT,

                                     - 5 -

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                  PLC or otherwise) against BCT, PLC, each Opco and all present and former directors, officers and employees of BCT, PLC, each Opco and their respective professional advisers under, pursuant or howsoever arising in relation to (a) all ESOP Contracts to which it is a party and/or (b) the Funding Letters (and any release thereof) and/or (c) the PLC Guarantees and/or (d) the PLC releases given in accordance with clause 3.1.1 and/or (e) the BCT releases given in accordance with clause 3.1.3 and shall waive all past, present or future rights it may have against any such person in connection with the same (provided, for the avoidance of doubt, that nothing in this clause 3.1 shall affect any rights any Settling ESOP Bank may have to terminate any ESOP Contract in accordance with its terms);

         3.1.3 BCT hereby unconditionally and irrevocably releases all of its claims, causes or rights of action or proceedings whether at law or in equity in any jurisdiction whatsoever, whether known or unknown to the parties, whether or not presently known to the law and whether arising before, on or after the date of this Agreement against PLC, each Opco and each Settling ESOP Bank and all present and former directors, officers and employees of PLC, each Opco and each Settling ESOP Bank to the extent that any such claims relate to (a) all or any of the ESOP Contracts and/or (b) the Funding Letters (provided that, for the avoidance of doubt, Funding Letters shall not include the arrangements recorded in the letter dated 15 June 2001 from PLC to BCT and nothing in this Agreement shall affect the rights of BCT under those arrangements) and/or (c) the PLC Guarantees and/or (d) the PLC releases given in accordance with clause 3.1.1 and shall waive all past, present or future rights it may have against any such person in connection with the same; and

         3.1.4 PLC hereby unconditionally and irrevocably releases all of its claims, causes or rights of action or proceedings whether at law or in equity in any jurisdiction whatsoever, whether known or unknown to the parties, whether or not presently known to the law and whether arising before, on or after the date of this Agreement against each Settling ESOP Bank and all present and former directors, officers and employees of each Settling ESOP to the extent that any such claims relate to (a) all or any of the ESOP Contracts and/or (b) the Funding Letters and/or (c) the PLC Guarantees and/or (d) the PLC releases given in accordance with clause 3.1.1 and shall waive all past, present and future rights it may have against any such person in connection with the same.

3.2      On the Settlement Effective Date:

         3.2.1 provided that BCT has, up to that date, complied with the terms of this Agreement, the Company shall unconditionally and irrevocably waive and release all of its claims, causes or rights of action or proceedings whether at law or in equity in any jurisdiction whatsoever, whether arising before, on or after the date of this Agreement against BCT and all present and former directors, officers and employees of BCT and their professional advisers under, pursuant or howsoever arising in relation to any or all of the Company Loans or the Letter Agreement including all claims or rights to interest accrued or accruing

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

                  on the Company Loans pursuant to the Letter Agreement and the Company shall unconditionally and irrevocably forgive all indebtedness (including all interest as aforesaid) of BCT owed to the Company pursuant to the Company Loans and the Letter Agreement; and

         3.2.2 provided that the Company and PLC have, up to that date, complied with the terms of this Agreement, BCT shall unconditionally and irrevocably waive and release all of its claims, causes or rights of action or proceedings whether at law or in equity in any jurisdiction whatsoever whether known or unknown to the parties, whether or not presently known to the law and whether arising before, on or after the date of this Agreement against the Company and all present and former directors, officers and employees of the Company and their professional advisors under, pursuant or howsoever arising in relation to the Letter Agreement and any or all of the Company Loans.

3.3 The Company undertakes not to assign all or any of its claims, rights, causes or rights of action or proceedings against BCT which are the subject of the waiver and release contained in clause 3.2.1 before such release and waiver becomes fully effective in accordance with the terms of this Agreement.

3.4 BCT undertakes not to assign all or any of its claims, rights, causes or rights of action or proceedings against the Company which are the subject of the waiver and release contained in clause 3.2.2 before such release and waiver becomes fully effective in accordance with the terms of this Agreement.

3.5 Upon receipt by Salomon of the Salomon Settlement (with all interest thereon (if any)) in accordance with clause 2.1, PLC and Salomon shall forthwith sign and send to the High Court a consent order seeking the dismissal of the Litigation with no order as to costs, in the form contained in Schedule 1.

4.       TERMS OF ESCROW AGREEMENTS

4.1 The ESOP Escrow Agreement, the Mobile Escrow Agreement and the Subsequently Sold Opco Escrow Agreements shall continue to apply in accordance with their terms until the Settlement Effective Date whereupon:

         4.1.1 in the event that each Settling ESOP Bank receives its Settlement Payment (with all interest thereon (if any)) in accordance with clause 2.1, each party shall, and the Company shall procure that Marconi Bruton Street Limited ("BRUTON STREET") shall, execute and forthwith deliver a Payment Certificate to the Escrow Agent (as such terms are defined in the Mobile Escrow Agreement) instructing the Escrow Agent to immediately release and pay the Deposit (as such term is defined in the Mobile Escrow Agreement) to the Company or as directed by the Company;

         4.1.2 in the event that clause 4.1.1 does not apply, each Settling ESOP Bank that receives its Settlement Payment (with all interest thereon (if any)) in accordance with clause 2.1 shall (insofar as it may validly do so) assign and transfer to the Company all of its rights, title and interests under, or in relation to, the Mobile

                  Escrow Agreement (and shall pay to the Company any monies it receives in connection with the Mobile Escrow Agreement) and shall waive all past, present and future rights it may have in connection with the same;

         4.1.3 provided Barclays has received the Barclays Settlement (with all interest thereon (if any)) in accordance with clause 2.1, each party (other than Salomon and UBS) shall execute and forthwith deliver a Payment Certificate to the Escrow Agent (as such terms are defined in the Israeli Escrow Agreement) instructing the Escrow Agent to immediately release and pay the Deposit (as such term is defined in the Israeli Escrow Agreement) to the Company or as directed by the Company;

         4.1.4 provided Barclays has received the Barclays Settlement (with all interest thereon (if any)) in accordance with clause 2.1, each party (other than Salomon and UBS) shall, and the Company shall procure that Metapath shall, execute and forthwith deliver a Payment Certificate to the Escrow Agent (as such terms are defined in the Singaporean Escrow Agreement) instructing the Escrow Agent to immediately release and pay the Deposit (as such term is defined in the Singaporean Escrow Agreement) to the Company or as directed by the Company;

         4.1.5 provided Barclays has received the Barclays Settlement (with all interest thereon (if any)) in accordance with Clause 2.1, each party hereto that is a party to a Subsequently Sold Opco Escrow Agreement (other than the Israeli Escrow Agreement and the Singaporean Escrow Agreement, to which clauses 4.1.3 and
                  4.1.4 respectively apply) shall, and the Company shall procure that any Marconi Group Company that is a vendor (a "VENDOR") under such agreement shall, execute and forthwith deliver a Payment Certificate to the Escrow Agent (as such terms will be defined in the Subsequently Sold Opco Escrow Agreement) instructing the Escrow Agent to immediately release and pay the Deposit (as such term will be defined in the Subsequently Sold Opco Escrow Agreement) to the Company or as directed by the Company; and

         4.1.6 following receipt by the Company of the payment(s) referred to in one or more of clauses 4.1.1, 4.1.3, 4.1.4 and, if applicable, 4.1.5, each escrow agreement pursuant to which such payment was made and the ESOP Escrow Agreement shall automatically terminate.

4.2 The Company undertakes to procure that Bruton Street, Metapath and any Vendor do and execute, or arrange for the doing and executing of, each necessary act, document and thing reasonably within its power to give effect to clauses 4.1.1, 4.1.3, 4.1.4 and, if applicable, 4.1.5 as appropriate (including using its reasonable endeavours to procure the Escrow Agents referred to in those clauses to do the same).

5.       NO ACTION OR PROCEEDINGS

5.1 Subject to clause 5.3, each Settling ESOP Bank undertakes not to commence or further any proceedings or make any demand for payment or claim whether at law or in equity in any jurisdiction whatsoever, whether known or unknown to the parties, whether or not

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

         presently known to the law and whether arising before, on or after the date of this Agreement (whether directly or indirectly through BCT, PLC or otherwise) against BCT, PLC, each Opco and all present and former directors, officers and employees of each such company and their respective professional advisers under, pursuant or howsoever arising in relation to (a) all or any of the ESOP Contracts to which it is a party, (b) the Funding Letters (and any release thereof) or (c) the PLC Guarantees PROVIDED that nothing in this clause 5 shall:

         5.1.1 prevent any Settling ESOP Bank from making any claim or exercising any rights it may have under, or taking steps to enforce the terms of, this Agreement, the ESOP Escrow Agreement, the Security Documents or its Lock-in Agreements. Notwithstanding the foregoing, from the date of this Agreement until the earlier of (i) the Settlement Effective Date and
                  (ii) the occurrence of any event listed in clause 5.3, neither the Company or PLC shall be obliged to disclose to Barclays any documents under the terms of the Protocol Agreement;

         5.1.2 affect any rights any Settling ESOP Bank may have to terminate any ESOP Contract in accordance with its terms; or

         5.1.3 affect any rights any Settling ESOP Bank may have under any other Finance Documents.

5.2 Subject to clause 5.3, PLC and Salomon each undertakes not to take any action whatsoever in the Litigation prior to the Settlement Effective Date except that this restriction shall not apply to taking, and the other parties to this Agreement acknowledge that PLC and Salomon may take, any action in the Litigation that is required by the High Court or its rules and which cannot be postponed.

5.3 Clauses 5.1 and 5.2 shall cease to apply if any of the following events occur (each of which is separate and independent of the other events):

         5.3.1 PLC (or any Insolvency Practitioner) (i) gives effect to any of the releases referred to in clause 3.1.1 other than pursuant to a Permitted Sale or (ii) the Company gives notice pursuant to clause 5.4;

         5.3.2 the Security is enforced by the Security Trustee (except that compliance by the Security Trustee with clause 5.3 of the Trust Deed shall not constitute enforcement of the Security for the purposes of this clause 5.3.2);

         5.3.3 at a meeting of creditors relating to the Company Scheme or Any Company Scheme, requisite approval of such scheme by creditors is not obtained PROVIDED that this shall only apply to a Settling ESOP Bank if it has complied with its obligations under its Lock-in Agreements in all material respects;

         5.3.4 the Company shall have disclaimed in writing its intention to pursue, or shall state publicly that it will not support, a restructuring of the Company;

         5.3.5 at a hearing held for this purpose, the High Court does not sanction Any Company Scheme, provided that this clause 5.3.5 shall not apply if the

                  Company acts with reasonable promptness to appeal the decision and pursues the appeal with reasonable diligence unless and until the appeal fails;

         5.3.6 the Trustee has received a No-Support Certificate from (or on behalf of) the Bank's Co-ordination Committee;

         5.3.7 in respect of Barclays only and only to the extent necessary for Barclays to comply with the terms of, or to take any action contemplated by, the ESOP Escrow Agreement, the Security is released pursuant to clause 4.2 of the Trust Deed;

         5.3.8 in respect of Barclays only, the Company or PLC, without the prior written approval of Barclays, amends, varies, restates, waives, disclaims or otherwise releases, in whole or in part, any provision of the Security Documents (provided that any approval required from Barclays shall not be withheld or delayed where the act for which approval is required is not capable of being prejudicial to the interests of Barclays);

         5.3.9 any demand for repayment is made by the Agent (as defined in the Credit Agreement) in respect of the Credit Agreement without the prior written consent of Barclays (such consent not to be unreasonably withheld or delayed);

         5.3.10 PLC or the Company fails to comply with any obligations under clauses 5.4, 6.1 or 6.2 of this Agreement;

         5.3.11   an Insolvency Event occurs in relation to the Company;

         5.3.12 an Insolvency Event occurs in relation to PLC except that the provisions of clause 5.1 shall continue to apply to each Settling ESOP Bank with respect to:

                  (i) the Funding Letters (and any release thereof) unless PLC or the Insolvency Practitioner, without Barclays' prior written approval, releases, amends, varies, restates, waives, disclaims or enforces any of the Funding Letters after the occurrence of such Insolvency Event (provided that any written approval required from Barclays shall not be withheld or delayed where the act for which approval is required is not capable of being prejudicial to the interests of Barclays); and

                  (ii) any claims against the directors, officers and employees of BCT, PLC and any Opco and their professional advisers; or

         5.3.13 an office copy of the Order of the High Court sanctioning the Company Scheme or Any Company Scheme (as applicable) is not delivered to the Registrar of Companies for registration (in accordance with Section 425 of the Act) on or before 31 December 2003.

5.4 Without prejudice to clause 9.1.2 of the ESOP Escrow Agreement, the Company undertakes to give the Settling ESOP Banks at least 5 Business Days prior notice in writing (containing the information stated in clause 5.5) of any sale(s) or disposal(s) of an Opco that would result in the Marconi Group receiving net proceeds exceeding, in aggregate, L100 million from sales or disposals of Opcos (excluding the proceeds generated by way of a proposed capital reduction of Ultramast Limited) completed from the date of this Agreement.

5.5 The notice referred to in clause 5.4 shall contain the following information:

         5.5.1    the name of the relevant Opco to be sold;

         5.5.2    the location of such Opco;

         5.5.3 the expected net proceeds of sale to be received by the Marconi Group; and

         5.5.4 the approximate value of the maximum potential liabilities (if any) to be released under the relevant Funding Letter in relation to such Opco.

5.6 Without prejudice to clause 5 of this Agreement, PLC, BCT and UBS agree that the UBS Termination Letter shall be amended by deleting clause 5.3 of that letter agreement.

6.       EXCLUDED CLAIMS

6.1 The Company and PLC shall procure that all their respective obligations and each Settling ESOP Bank's rights or claims under, or in connection with, this Agreement shall be excluded from the Schemes, Any Company Scheme and Any PLC Scheme PROVIDED office copies of the Orders of the High Court sanctioning such scheme(s) (as applicable) are delivered to the Registrar of Companies for registration (in accordance with Section 425 of the Act) on or before 31 December 2003.

6.2 PLC shall procure that the PLC Scheme (or Any PLC Scheme) shall not become effective unless the Company Scheme (or Any Company Scheme) also becomes effective.

6.3 Each Settling ESOP Bank shall, provided it has received its Settlement Payment (including all interest thereon (if any)) in accordance with clause 2.1, waive all past, present and future rights it may have in connection with (if applicable) (i) the ESOP Escrow Agreement, (ii) the escrow agreements referred to in clauses 4.1.1, 4.1.3, 4.1.4 and, if applicable, 4.1.5 and (iii) (to the extent that clause 3.1.2 does not apply) the ESOP Contracts and the PLC Guarantees to which such Settling ESOP Bank is a party.

6.4 Subject to clause 6.6, each Settling ESOP Bank hereby irrevocably agrees that it will not sell, assign or transfer any of its rights, title or benefit under the PLC Guarantees or the ESOP Contracts to any person unless PLC has given its prior written approval to the same provided that:

         6.4.1 this clause 6.4 shall not, except as expressly provided, affect (i) any rights the Settling ESOP Bank may have to terminate the ESOP Contracts in accordance with their terms or
                  (ii) any provisions as to assignment contained in the ESOP Contracts; and

         6.4.2 nothing in this Agreement shall restrict the right any Settling ESOP Bank shall have to sell, assign or transfer to any person any other indebtedness due from the Company or PLC to such Settling ESOP Bank.

6.5 Save as expressly provided in this Agreement and the Lock-in Agreements, nothing contained in this Agreement or the Lock-in Agreements effects a modification of the Settling ESOP Banks' rights or the rights of Citibank whether under the Finance Documents, the Bonds, any guarantee of the Bonds or this Agreement and including the Settling ESOP Banks' rights or the rights of Citibank to sell, transfer or assign any of its rights, title or benefit under any of the Finance Documents (other than the PLC Guarantees and the ESOP Contracts) held by it to any person. If this Agreement is terminated for any reason, the parties fully reserve any and all of their rights.

6.6 Clauses 6.4 and 7 shall cease to apply to each Settling ESOP Bank upon the occurrence of one of the events described in clauses 5.3.2, 5.3.3, 5.3.4, 5.3.5, 5.3.9, 5.3.11 or 5.3.13 and, additionally, clauses 6.4 and 7 shall cease to apply to Barclays only upon the occurrence of the event described in clause 5.3.8.

7.       SUPPORT FOR RESTRUCTURING

         Subject to clause 6.6 and provided that the Company and PLC are in compliance with clauses 6.1 and 6.2, each Settling ESOP Bank hereby undertakes in connection with Any Company Scheme and/or Any PLC Scheme
         (i) on the application pursuant to Section 425 of the Act seeking the sanction of the Court to a scheme of arrangement between a company and its creditors and (ii) on the hearing of the petition to sanction Any Company Scheme and/or Any PLC Scheme, not to raise or support any objection in connection with jurisdiction or discretion issues concerning the composition of classes of creditors and the summoning of meetings that may arise solely as a result of the settlement provided for under this Agreement, the ESOP Escrow Agreement, the Mobile Escrow Agreement, the Subsequently Sold Opco Escrow Agreements or the Lock-in Agreements.

8.       WITHOUT PREJUDICE PROVISIONS

8.1 The parties acknowledge that nothing in this Agreement shall be interpreted as suggesting, and the parties shall not argue for any purpose that, the amounts of the Settlement Payments represent or are indicative of the actual value of the Settling ESOP Banks' claims that may be released under this Agreement and, subject to clause 5, this Agreement shall be without prejudice to:

         8.1.1 any claims made by any party hereto or any Opco in the event that no settlement takes place under this Agreement; and

         8.1.2 any defence of any party hereto or any Opco in connection with such claims.

8.2 The parties acknowledge that Salomon and UBS expressly reserve all of their rights (if any) in respect of any claim, cause of action and/or other right they may have in relation to, arising out of and/or in connection with any release or purported release of a Funding Letter other than any such release pursuant to (i) the Mobile Escrow Agreement or (ii) clause 3 of this Agreement.

9.       NO REPRESENTATIONS

         Each party acknowledges that no representation of any nature has been made to, or relied upon by, that party in connection with or in relation to this Agreement.

10.      NOTICES

10.1 All notices or other communications under or in connection with this Agreement shall be given in writing and, unless otherwise stated, may be made by letter or facsimile. Any such notice will be deemed to be given as follows:

         10.1.1 if by letter, when delivered personally to the address stated in clause 10.2 or on actual receipt; and

         10.1.2 if by facsimile, when transmitted to the facsimile number stated in clause 10.2.

         However, a notice given in accordance with the above but received on any day other than a Business Day or after business hours in the place of receipt will only be deemed to be given on the next Business Day in that place.

10.2     The address and facsimile numbers referred to in clause 10.1 are:

PARTY                      ADDRESS                           FACSIMILE             CONTACT
PLC/The Company            New Century Park                020 7409 7748        Charlie Shepherd
                           Box 53
                           Coventry
                           Warwickshire
                           CV3 1HJ

HSBC                       HSBC Bank plc                   020 7991 4693         Ian McMillan
                           Level 37
                           8 Canada Square
                           London E14 5HQ

Barclays                   Barclays Bank PLC               020 7516 7423          Barry Cole
                           5 The North Colonnade
                           Canary Wharf
                           London E14 4BB

Salomon                    Salomon Brothers                020 7508 3594      Peter Fisher-Jones
                           International Limited
                           Citigroup Centre
                           Canada Square
                           Canary Wharf
                           London E14 5LB

UBS                        UBS AG                          020 7568 9257        Matthew Jolly
                           100 Liverpool Street
                           London EC2M 2RH

BCT                        P.O. Box 75                     01534 814815           Alan Dart
                           26 New Street
                           St. Helier
                           Jersey JE4 8PP

         or such other address or facsimile number as notified to the other parties by not less than five Business Days' notice.

11.      ANNOUNCEMENTS

11.1 Subject to clause 11.2, no party may, during the term of this Agreement, make or send a public announcement, communication or circular concerning the terms of, or the transactions referred to in, this Agreement unless it has first obtained each other parties' consent (not to be unreasonably withheld or delayed).

11.2 Clause 11.1 does not apply to a public announcement, communication or circular if it is required by law, fiduciary duty, a regulation of a stock exchange or the Panel on Takeovers and Mergers provided, where reasonably practicable, prior notice of, and an opportunity to comment upon, such disclosure is given or, where prior notice is not practicable, the disclosing party shall endeavour only to disclose those facts and details that are absolutely necessary to be disclosed and shall inform the other parties of the circumstances giving rise to, and the details of, the disclosure as soon as practicable following such disclosure.

12.      SPECIFIC PERFORMANCE

         Each of the parties acknowledges and agrees that a breach of clauses 5.4, 6.1, 6.2, 6.4 or 7 of this Agreement would cause such damage to the applicable party that monetary damages would not constitute an adequate remedy at law. Therefore, the obligations of the parties under clauses 5.4, 6.1, 6.2, 6.4 or 7 of this Agreement shall be enforceable by an Order for specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

13.      FURTHER ASSURANCE

         Each party shall do and execute, or arrange for the doing and executing of, each necessary act, document and thing which is of a mechanical or administrative nature and which is reasonably within its power to implement this Agreement.

14.      REMEDIES AND PARTIAL INVALIDITY

14.1 No failure to exercise, or any delay in exercising, on the part of any party, any right or remedy under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy.

14.2 The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

14.3 If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of the provision under the law of any other jurisdiction will in any way be affected or impaired.

15.      RIGHTS OF THIRD PARTIES

         A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement save that the Opcos have the benefit of the releases in clauses 3.1.1, 3.1.2 and 3.1.3 and Citibank has the benefit of clause 6.5.

16.      ASSIGNMENT

         No party (other than BCT where its duties as trustee of the MET require) shall assign, transfer, declare a trust of the benefit of or in any other way alienate any of its rights under this Agreement whether in whole or in part.

17.      AMENDMENT

         This Agreement may be amended or modified from time to time but only by written agreement signed by each party.

18.      COUNTERPARTS

         This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall be one and the same instrument.

19.      GOVERNING LAW AND JURISDICTION

19.1 This Agreement is governed by, and shall be construed in accordance with, English law.

19.2 The courts of England have exclusive jurisdiction to settle any dispute between any of the parties arising out of, or in connection with, this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity) (a "DISPUTE").

19.3 The parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and, accordingly, no party will argue to the contrary.

                                   SCHEDULE 1

IN THE HIGH COURT OF JUSTICE                            CLAIM NO. 2002 FOLIO 401

QUEEN'S BENCH DIVISION

COMMERCIAL COURT

ROYAL COURTS OF JUSTICE

BETWEEN:

                     SALOMON BROTHERS INTERNATIONAL LIMITED

                                                                        CLAIMANT

                                     - AND -

                                   MARCONI PLC

                                                                       DEFENDANT

               --------------------------------------------------
                                  CONSENT ORDER
               --------------------------------------------------

UPON the parties having agreed terms of settlement

AND BY CONSENT

IT IS ORDERED THAT

(1)      The proceedings be hereby dismissed.

(2)      There be no order as to costs.

Dated: [        ] 2003

____________________________________     _______________________________________
Signed by:                               Signed by:

for and on behalf of the Claimant        for and on behalf of the Defendant

This Agreement has been entered into on the date stated at the beginning of this Agreement.

EXECUTED by the parties

Signed on behalf of
MARCONI CORPORATION PLC

T. C. R SHEPHERD

Signed on behalf of
MARCONI PLC

T.C.R SHEPHERD

Signed on behalf of
HSBC BANK PLC

IAN MCMILLAN

Signed on behalf of
BARCLAYS BANK PLC

BARRY COLE

Signed on behalf of
SALOMON BROTHERS INTERNATIONAL LIMITED

TOBY SMITH

Signed on behalf of
UBS AG

MATTHEW JOLLY

Signed on behalf of
BEDELL CRISTIN TRUSTEES LIMITED

ALAN DART